Exhibit 99.1

I.C. Isaacs Reports Strong Fourth Quarter and Fiscal Year 2004 Results

    NEW YORK--(BUSINESS WIRE)--March 4, 2005--I.C. Isaacs & Company, Inc. (OTCBB:ISAC.OB)

 Fourth Quarter Net Income Amounted to $1.5 Million, Reversing by $2.5 Million a $1.0 Million Net Loss Sustained in the Same Period of 2003

   Fiscal Year Net Income of $6.2 Million in 2004 Versus Net Loss of
                        $1.7 Million Last Year

    I.C. Isaacs & Company, Inc. (OTCBB:ISAC.OB), designer and marketer of the Marithe & Francois Girbaud brand of casual denim and sportswear, today reported net income of $1.5 million, or $0.11 per diluted share, for the three months ended December 31, 2004, compared to a net loss of $1.0 million, or ($0.09) per diluted share, for the three months ended December 31, 2003. Net income for fiscal year 2004 were $6.2 million, or $0.46 per diluted share, compared to a net loss of $1.7 million, or ($0.15) per diluted share, for the same period of 2003.
    "This was a defining year for I.C. Isaacs," said Peter Rizzo, Chairman and CEO of I.C. Isaacs. "After six years of consecutive losses, amounting to $54 million in the aggregate, 2004 net sales grew 25.3% over 2003 and net income increased $7.9 million to $6.2 million, as compared to a net loss of $1.7 million in 2003. These achievements are a tribute to the combined talents of our New York, Baltimore and Milford teams, all of whom contributed greatly to setting the Company on a path for continued success."
    "In the fourth quarter, despite a difficult holiday retail sales period, we significantly improved our gross margins and made continued improvements to our net sales. We are encouraged by the trends we are seeing in our spring bookings and look forward to building upon our achievements in 2005 and beyond," Mr. Rizzo added.

    Fourth Quarter 2004 Results

    Net income increased $2.5 million to $1.5 million, or $0.11 per diluted share, for the three months ended December 31, 2004, compared to a net loss of $1.0 million, or ($0.09) per diluted share, for the three months ended December 31, 2003.
    Net sales increased 13.7% to $18.3 million in the fourth quarter of 2004 from $16.1 million in the fourth quarter of 2003.
    Gross profit increased by 28.8% to $6.7 million in the fourth quarter of 2004 from $5.2 million in the fourth quarter of 2003. Gross margins increased to 36.6% in the fourth quarter of 2004 from 32.3% in the fourth quarter of 2003. The Company continued to experience higher gross profit and gross margins due to increased product mark-up and improved negotiations with its suppliers.
    Operating expenses increased 5.1% to $6.2 million in the fourth quarter of 2004 from $5.9 million in the fourth quarter of 2003. The increase in operating expenses resulted primarily from higher administrative expenses associated with Company's management restructuring which started in the latter part of 2003. Operating expenses as a percentage of net sales were 33.9% in the fourth quarter of 2004, compared to 36.6% in the fourth quarter of 2003.
    As a result of the income the Company generated in 2004, the Company's management reevaluated its net operating losses and the related valuation reserves and has recognized a net income tax benefit of $1.2 million, which represents a non-operating contribution to net income of $0.08 per diluted share, in the fourth quarter of 2004. In prior years, no such tax benefit was allowed in due to the uncertainty of the Company's ability to generate future taxable income at that time. Income before tax benefit was $0.4 million for the fourth quarter of 2004 compared to a loss of $1.0 million in the same period of 2003.

    Fiscal Year 2004 Results

    Net income increased $7.9 million to $6.2 million, or $0.46 per diluted share, for fiscal year 2004, compared to a net loss of $1.7 million, or ($0.15) per diluted share, for fiscal year 2003.
    Net sales grew 25.3% to $80.6 million for fiscal year 2004, from $64.3 million for fiscal year 2003, due to strong growth in both the Men's and Women's product lines
    Gross profit increased 51.0% to $31.1 million in fiscal year 2004 from $20.6 million in fiscal year 2003. Gross margins increased to 38.6% in fiscal year 2004 from 32.0% in fiscal year 2003.
    Operating expenses increased 20.0% to $25.2 million in fiscal year 2004 from $21.0 million in fiscal year 2003. The increase in operating expenses resulted primarily from higher selling expenses and licensing fees associated with higher sales as well as an increase in administrative expenses. Operating expenses as a percentage of net sales were 31.3% in fiscal year 2004 compared to 32.7 % in fiscal year 2003.
    As previously mentioned, the Company recognized an income tax benefit of $1.2 million, which represents a non-operating contribution to net income of $0.08 per diluted share, in fiscal year 2004. Income before tax benefit was $5.1 million for fiscal year 2004 compared to a net loss of $1.7 million for fiscal year 2003.

    Order Backlog

    The Company's order backlog was $27.4 million at December 31, 2004, an increase of 49.7% compared to $18.3 million at December 31, 2003. The resulting increase is the continuation of the Company's improved operating procedures to receive and input orders earlier.

    About I.C. Isaacs & Company

    I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithe & Francois Girbaud brand in the United States and Puerto Rico.

    This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief, or current expectations of I.C. Isaacs and its management with respect to expenses and expected financial results of the Company for the year 2005, including without limitation statements regarding the Company's expectations with respect to the economic environment in 2005 and belief in the strength and future of the Girbaud brand. Such statements are subject to a variety of risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including, but not limited to, (i) changes in the marketplace for the Company's products, including customers' taste, (ii) the introduction of new products or pricing changes by the Company's competitors, (iii) changes in the economy, (iv) termination of one or more of its agreements for the use of the Girbaud brand names and images, and (v) the risk that the Company's sales estimate will differ from actual orders and the Company will order too much or too little inventory. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.


                      I.C. Isaacs & Company, Inc.
                 Consolidated Statements of Operations
                 (000's omitted except per share data)


                         Three Months Ended          Year Ending
                            December 31,            December 31,
                       ----------------------- -----------------------
                          2004        2003        2004        2003
                       ----------- ----------- ----------- -----------

Net sales              $   18,329  $   16,050  $   80,649  $   64,305
Cost of sales              11,595      10,889      49,583      43,706
                       ----------- ----------- ----------- -----------

Gross profit                6,734       5,161      31,066      20,599
                       ----------- ----------- ----------- -----------

Operating Expenses
   Selling                  2,583       2,715      10,413       9,525
   License fees             1,323       1,153       5,330       4,163
   Distribution and
    shipping                  488         508       1,968       2,062
   General and
    administrative          1,835       1,524       7,532       5,244
                       ----------- ----------- ----------- -----------

Total operating
 expenses                   6,229       5,900      25,243      20,994
                       ----------- ----------- ----------- -----------

Operating income
 (loss)                       505        (739)      5,823        (395)
                       ----------- ----------- ----------- -----------

Other income (expense)
   Interest, net of
    interest income          (146)       (298)       (729)     (1,009)
   Loss on sale of
    property                   --          --          --        (415)
   Other, net                   1          58          26         124
                       ----------- ----------- ----------- -----------

Total other income
 (expense)                   (145)       (240)       (703)     (1,300)
                       ----------- ----------- ----------- -----------

Income (loss) before
 income taxes                 360        (979)      5,120      (1,695)
Income tax benefit,
 net                        1,139          --       1,045          --
                       ----------- ----------- ----------- -----------
Net income (loss)      $    1,499  $     (979) $    6,165  $   (1,695)
                       ----------- ----------- ----------- -----------


Basic income (loss)
 per share             $     0.13  $    (0.09) $     0.55  $    (0.15)
Basic weighted average
 shares outstanding        11,545      11,135      11,264      11,135
Diluted income (loss)
 per share             $     0.11  $    (0.09) $     0.46  $    (0.15)
Diluted weighted
 average shares
 outstanding               13,636      11,135      13,355      11,135


                      I.C. Isaacs & Company, Inc.
                      Consolidated Balance Sheets
                 (000's omitted except per share data)


                                             December 31, December 31,
                                                 2004         2003
                                             ------------ ------------

Assets
Current
   Cash, including temporary investments of
    $70 and $168                             $     1,046  $       783
   Accounts receivable, less allowance for
    doubtful accounts of $316 and $275            10,016        9,871
   Inventories                                     8,317        3,855
   Deferred tax asset                              1,193           --
   Prepaid expenses and other                        510           68
                                             ------------ ------------

      Total current assets                        21,082       14,577
Property, plant and equipment, at cost, less
 accumulated depreciation and amortization         2,087          777
Other assets                                       4,663        4,736
                                             ------------ ------------

                                             $    27,832  $    20,090
                                             ============ ============
Liabilities And Stockholders' Equity
Current
   Checks issued against future deposits     $        --  $       198
   Revolving line of credit                          223        4,224
   Current maturities of long-term debt            3,366        2,014
   Accounts payable                                3,098        1,040
   Accrued expenses and other current
    liabilities                                    5,799        2,523
                                             ------------ ------------

      Total current liabilities                   12,486        9,999
                                             ------------ ------------

Long-term debt                                     3,192        4,544
Commitments and Contingencies

Stockholders' Equity
   Preferred stock; $.0001 par value; 5,000
    shares authorized, none outstanding               --           --
   Common stock; $.0001 par value; 50,000
    shares authorized, 12,722 and 12,311
    shares issued; 11,614 and 11,135 shares
    outstanding                                        1            1
   Additional paid-in capital                     44,101       43,659
   Accumulated deficit                           (29,625)     (35,790)
   Treasury stock, at cost (1,177 shares)         (2,323)      (2,323)
                                             ------------ ------------

      Total stockholders' equity                  12,154        5,547
                                             ------------ ------------

                                             $    27,832  $    20,090
                                             ============ ============

    CONTACT: I.C. Isaacs & Company, Inc.
                 by
             Abernathy Macgregor Group
             Winnie Lerner, 212-371-5999